Exhibit 99.1

Consent of Hugh Pace, as Director Nominee

I hereby consent to be nominated for election as a director of TCP International Holdings Ltd.; agree to serve if elected as a director and, if I am nominated to serve as a director, I consent to the use of my name as a director nominee in the Registration Statement.

Date	April 4, 2014

Signature	/S/ HUGH D. PACE

Print Name	Hugh D. Pace